Exhibit 10.1

                    MASTER DEFERRED ISSUANCE STOCK AGREEMENT

     This Deferred Issuance Stock Agreement (along with Exhibit A hereto, this "Agreement") is entered into as of April 1, 2005, by and between Level 3 Communications, Inc., a Delaware corporation (the "Company"), and the individual whose name appears on the signature page to this Agreement (the "Employee"), an "Employee" as defined in the Company's 1995 Stock Plan (Amended and Restated as of April 1, 1998, and as further amended from time to time, the "Plan").

     The Company, pursuant to a grant of authority from the Compensation Committee of the Company's Board of Directors (the "Committee"), may, from time to time, grant to the Employee the opportunity to acquire a certain number of shares of its common stock, par value $.01 per share (the "Stock"), in order to retain the Employee as an employee of the Company or a Subsidiary, pursuant to the Plan (an "Award").

         The parties agree as follows:

     1. Obligation to Issue Deferred Shares. Subject to the terms and conditions of this Agreement, the Company, from time to time in its sole discretion, may grant Awards to the Employee relating to a specified number of shares of Stock that, under certain circumstances and in accordance with the terms hereof, may result in the Employee having the right to receive shares of Stock (the "Deferred Shares"). Each Award will be evidenced by a Deferred Issuance Stock Award Letter (an "Award Letter") in the form attached as Exhibit A hereto (or such other form as approved by the Company), which sets forth the date of the Award (the "Award Date"), the number of Deferred Shares that are the subject of the Award, and the dates on which the Company will issue the Deferred Shares to the Employee subject to the terms of this Agreement and any further terms that may be set forth in the applicable Award Letter (each such date, an "Issuance Date"). To the extent that (i) the Employee is subject to the provisions of the Company's Insider Trading Policy that restrict an employee's ability to sell shares of Stock to open "trading windows," (ii) the Issuance Date would be a day that the Employee is otherwise precluded from selling shares of Stock by the Company's Insider Trading Policy, and (iii) at that time, the Company is not using a mechanism to issue the Deferred Shares that provides for a "net" issuance of shares as contemplated by Section 4 below, the Issuance Date shall be delayed until the first business day of the next open trading window (a
"Delayed Issuance"), but in no event later than the Last Issuance Date (as defined below).

     2. Acceleration of Issuance of Deferred Shares. Notwithstanding Section 1, the Company will issue all unissued Deferred Shares to the Employee, including any Delayed Issuance Shares (as defined below) (i) promptly after the death of the Employee or the Permanent Total Disability of the Employee, or (ii) immediately before a Change in Control. The Employee shall be considered to have suffered a Permanent Total Disability if the Committee determines that the Employee is permanently unable to earn any wages in the same or other employment.

     3. Forfeiture of Right to Acquire Deferred Shares. If the Employee ceases to be an employee of the Company or of a Subsidiary (other than as a result of death or Permanent Total


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Disability),  the  Company no longer  will be  obligated  to issue any  unissued
Deferred Shares to the Employee, and the Employee will forfeit any right to acquire any unissued Deferred Shares from the Company; provided, however, that to the extent that any unissued Deferred Shares are unissued as a result of a Delayed Issuance ("Delayed Issuance Shares"), the Company shall issue the Delayed Issuance Shares to the Employee, but shall have no obligation to issue any other unissued Deferred Shares.

     4. Taxes; Withholding. The Company will not be obligated to issue the Deferred Shares unless the Employee has paid (in cash or by certified or cashier's check) to the Company all withholding taxes required to be collected by the Company under Federal, State, local or foreign law as a result of the issuance of the Deferred Shares ("Withholding Taxes"). The Company shall be responsible for the determination of the amount of any Withholding Taxes based on the last sale price for the Stock on the Stock's principal trading market on the Issuance Date or the last trading date if the Issuance Date is not a day upon which the Stock has traded. The Company, in its sole discretion, may permit the Employee to pay any or all Withholding Taxes through delivery of outstanding Stock or by the Company withholding a portion of the Deferred Shares issuable pursuant to this Agreement. The Employee, however, will have no absolute right to pay the Withholding Taxes with Stock, and, if such payment is permitted by the Company, such payment must be made in strict compliance with rules for such payments established by the Company. As of the date of this Agreement, the Company currently intends to have the Withholding Taxes paid through the withholding of Stock issuable upon satisfaction of the terms and conditions set forth in this Agreement (a "net issuance"). The Company reserves the right to change this mechanism for the collection of Withholding Taxes at any time, upon notice to the Employee, which notice may be written or electronic notice.

     5. Share Certificates. Share certificates for Deferred Shares will not be issued. Upon issuance, Deferred Shares will be deposited into an account for the Employee that is established by the Company.

     6. Non-Transferability of Right to Receive Deferred Shares. Unless specifically permitted by the Committee, the Employee may not transfer, assign, pledge or hypothecate the right to receive the Deferred Shares, and the right to receive the Deferred Shares may not be transferred or assigned by operation of law, or be subject to execution, attachment or similar process other than by will or the laws of descent and distribution.

     7. Changes in Capital Structure. The number of Deferred Shares subject to this Agreement is subject to adjustment pursuant to Section 9.1 of the Plan upon the occurrence of the events described in that Section.

     8. Change in Control. Notwithstanding Section 1, upon a Change in Control of the Company, the Company will, in its sole discretion, either (a) issue all unissued Deferred Shares to the Employee in accordance with Section 9.2(a) of the Plan or (b) pay the Employee in a combination of cash and stock the value of the Deferred Shares in accordance with Section 9.2(b) of the Plan.

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

     9. Gross-Up. If the issuance of Deferred Shares would result in "excess parachute payments" to the Employee pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the Company will pay the Employee an amount sufficient to put the Employee in the same position as the Employee would have been if the taxes imposed on the Employee pursuant to Section 4999 of the Code had not been imposed. Any such payment will include payment of an amount equal to any income taxes assessed on the Employee with respect to payments pursuant to this Section. The Company will make any such payment not later than the date upon which such excise tax payment is due pursuant to
Section 4999 of the Code. Any such payment will in all other respects be made in accordance with the rules, regulations and procedures adopted by the Company from time to time with respect to such payments under the Plan.

     10. Costs. The Company will pay all original issue and transfer taxes with respect to, and all other costs, fees and expenses incurred by the Company in connection with, the issuance of Deferred Shares. Upon issuance, the Employee shall be responsible for all brokerage expenses associated with the permitted sale of any Deferred Shares.

     11. Applicable Law. No Deferred Shares will be issued and delivered unless and until, in the opinion of legal counsel for the Company, such securities may be issued and delivered without causing the Company to be in violation of or incur any liability under any federal, state or other legal requirement, including applicable securities laws.

     12. The Plan. This Agreement is subject to, and the Employee agrees to be bound by, all of the terms and conditions of the Plan. The Employee acknowledges that the Plan may be amended from time to time, and that under the Plan, the Committee has conclusive authority to interpret and construe the Plan and this Agreement and is authorized to adopt rules for carrying out the Plan. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan, the provisions of the Plan will govern and prevail. No amendment to or interpretation of the Plan, however, may deprive the Employee of any of his or her rights under this Agreement.

     13. Issuance of Shares. Notwithstanding any provision of this Agreement to the contrary, any Deferred Shares issuable upon satisfaction of the terms and conditions of this Agreement will be issued by the Company to the Employee prior to the date that is 2 1/2 months after the end of the first calendar year in which the Deferred Shares are no longer subject to a "substantial risk of forfeiture," as such term is defined for purposes of Section 409A of the Internal Revenue Code of 1986; provided, that if the Employee has not complied by such date with the provisions of Section 4 of this Agreement relating to payment of all required Withholding Taxes with respect to such Deferred Shares, the Employee's right to receive such Deferred Shares shall be forfeited.

     14. Miscellaneous. (a) The Employee will not have any interest in, or any dividend, voting or other rights of a stockholder with respect to, the Deferred Shares until the Deferred Shares are issued in accordance with this Agreement.

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     (b) Any notice to be given to the Company  must be in writing  addressed to the Company in care of the Administrator, at its principal office, and any notice to be given to the Employee must be in writing addressed to the Employee at the address for the Employee in the records of the Company or by email or other electronic means using a system maintained by the Company or its Subsidiary. Any such notice will be deemed duly given when delivered by hand, deposited in the United States mail, registered or certified mail or transmitted electronically without a notice of failed delivery.

     (c) The Employee is an employee at will, and nothing in this Agreement confers upon the Employee any right to continued employment with the Company or limits in any way the right of the Company to terminate the employment of the Employee at any time.

     (d) This Agreement must be construed in accordance with the laws of the State of Colorado, other than choice of law rules thereof calling for the application of laws of another jurisdiction.

     (e) Terms used but not defined in this Agreement have the meanings ascribed to them under the Plan.

     (f) Although any information sent to or made available to the Employee concerning the Plan and this Award is intended to be an accurate summary of the terms and conditions of the Award, this Agreement and the Plan are the authoritative documents governing the Award and any inconsistency between the Agreement and the Plan, on one hand, and any other summary information, on the other hand, shall be resolved in favor of the Agreement and the Plan.


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


     IN WITNESS WHEREOF, this Agreement is entered into by the Employee and by the Company as of the date first above written.


                                            LEVEL 3 COMMUNICATIONS, INC.



                                            By: ___________________________
                                            Title: __________________________


                                            EMPLOYEE



                                            ______________________________
                                            Name:

                                            Date of Hire:____________________



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

                                    EXHIBIT A

                          LEVEL 3 COMMUNICATIONS, INC.
                      DEFERRED ISSUANCE STOCK AWARD LETTER

     This Deferred Issuance Stock Award Letter (the "Award") when taken together with the Master Deferred Issuance Stock Agreement ("Master Agreement") constitutes an award to the individual whose name appears on the signature line below ("Employee") of Deferred Shares with respect to the shares of common stock of Level 3 Communications, Inc. (the "Common Stock") under the Level 3 Communications, Inc. 1995 Stock Plan (Amended and Restated as of April 1, 1998, and as further amended from time to time).

     The terms and conditions of this Award are set forth below and in the Master Agreement, the provisions of which are incorporated herein by reference.

A.   The date of this Award is __________ (the "Award Date").

B. The number of Deferred Shares with respect to which this Deferred Issuance Award Letter relates is __________.

C.   The Issuance Date(s) for the Deferred Shares are as follows:



D.   The following are conditions to the occurrence of the Issuance Date(s):





                                    LEVEL 3 COMMUNICATIONS, INC.


                                    BY:
                                    ITS:



                                    EMPLOYEE:



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